TIDAL TRUST I 485BPOS

Exhibit (i)(xxxvi)

January 27, 2026

Tidal Trust I

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 27, 2024 regarding the sale of an unlimited number of shares of beneficial interest of the Unusual Whales Subversive Democratic Trading ETF and Unusual Whales Subversive Republican Trading ETF, each a series of Tidal Trust I. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.